Exhibit 99.1

News

For Immediate Release	4 Landmark Square Suite 400 Stamford, CT 06901

Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES SECOND QUARTER EARNINGS;

CONFIRMS FULL YEAR ESTIMATE

Second Quarter 2015 Highlights

•	Net income per share of $0.70
•	Adjusted net income per share of $0.71
•	Metal container volume growth of 11 percent
•	Continued progress on footprint optimization

STAMFORD, CT, July 22, 2015 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported second quarter 2015 net income of $42.2 million, or $0.70 per diluted share, as compared to second quarter 2014 net income of $44.0 million, or $0.69 per diluted share.

“As expected, our footprint optimization programs in each of our businesses impacted second quarter results as we delivered adjusted net income per diluted share of $0.71 in the second quarter of 2015,” said Tony Allott, President and CEO. “Our metal container business achieved 11 percent growth in volumes for the quarter which, as anticipated, created additional strain on our existing infrastructure and temporarily increased our freight and logistics costs. Our closures business also saw volume growth in the quarter and completed its planned inventory reductions from higher levels in the prior year due to the Portola integration. Our plastic container business continued to be impacted by soft market demand and incurred additional costs associated with the realignment of equipment to optimize plant production and grow strategically with select customers,” continued Mr. Allott. “We knew these

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SILGAN HOLDINGS

July 22, 2015

activities across each of our businesses were going to create near term challenges, but we remain convinced of the long-term benefits to our franchise market positions. Based on our year-to-date performance and our outlook for the remainder of the year, we are confirming our full year 2015 earnings estimate of adjusted net income per diluted share in a range of $3.10 to $3.30,” concluded Mr. Allott.

Adjusted net income per diluted share was $0.71 for the second quarter of 2015, after adjustments increasing net income per diluted share by $0.01. Adjusted net income per diluted share was $0.73 for the second quarter of 2014, after adjustments increasing net income per diluted share by $0.04. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the second quarter of 2015 were $914.2 million, a decrease of $3.1 million, or 0.3 percent, as compared to $917.3 million in 2014. This decrease was the result of a decrease in net sales in the closures and plastic container businesses due partly to the impact of unfavorable foreign currency translation, partially offset by an increase in net sales in the metal container business.

Income from operations for the second quarter of 2015 was $78.3 million, a decrease of $7.8 million, or 9.1 percent, as compared to $86.1 million for the second quarter of 2014, and operating margin decreased to 8.6 percent from 9.4 percent for the same periods. The decrease was the result of a decrease in income from operations in each business.

Interest and other debt expense for the second quarter of 2015 was $16.8 million, a decrease of $2.2 million as compared to the second quarter of 2014 due to lower weighted average interest rates, lower average outstanding borrowings and the impact from favorable foreign currency translation.

The effective tax rate was 31.3 percent and 34.4 percent for the second quarters of 2015 and 2014, respectively. The effective tax rate in the second quarter of 2015 benefitted from higher income in lower tax jurisdictions.

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SILGAN HOLDINGS

July 22, 2015

Metal Containers

Net sales of the metal container business were $553.7 million for the second quarter of 2015, an increase of $35.0 million, or 6.7 percent, as compared to $518.7 million in 2014. This increase was primarily a result of higher unit volumes, partially offset by the impact of unfavorable foreign currency translation. Unit volumes increased approximately 11 percent due principally to volumes associated with the recent acquisition of the Van Can operations, an earlier start of the midwest vegetable pack in the U.S. and stronger volume levels in Europe.

Income from operations of the metal container business in the second quarter of 2015 decreased $2.6 million to $48.3 million as compared to $50.9 million in 2014, and operating margin decreased to 8.7 percent as compared to 9.8 percent in 2014. The decrease in income from operations was primarily due to higher manufacturing costs due largely to logistical challenges from changes in customer demand patterns, the inclusion of the less efficient Van Can operations and a less favorable mix of products sold, partially offset by higher unit volumes.

Closures

Net sales of the closures business were $207.1 million in the second quarter of 2015, a decrease of $25.1 million, or 10.8 percent, as compared to $232.2 million in the second quarter of 2014. This decrease was primarily the result of the impact of unfavorable foreign currency translation and the pass through of lower resin costs, partially offset by an increase in unit volumes of approximately 1 percent.

Income from operations of the closures business for the second quarter of 2015 decreased $0.6 million to $24.6 million as compared to $25.2 million in 2014, while operating margin increased to 11.9 percent from 10.9 percent over the same periods. The decrease in income from operations was primarily due to the impact of unfavorable foreign currency translation and a reduction in inventory in the second quarter of 2015 as compared to an inventory build in the prior year period, partially offset by operational losses of $2.9 million in the second quarter of 2014 in Venezuela, which ceased operations at the end of 2014, and higher unit volumes.

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SILGAN HOLDINGS

July 22, 2015

Plastic Containers

Net sales of the plastic container business were $153.4 million in the second quarter of 2015, a decrease of $13.0 million, or 7.8 percent, as compared to $166.4 million in the second quarter of 2014. This decrease was principally due to the pass through of lower raw material costs, the impact of unfavorable foreign currency translation, the unfavorable financial impact from recent longer-term customer contract renewals and lower volume of approximately 2 percent primarily due to weaker demand in certain markets.

Income from operations of the plastic container business for the second quarter of 2015 was $9.4 million, a decrease of $3.6 million as compared to $13.0 million in 2014, and operating margin decreased to 6.1 percent from 7.8 percent over the same periods. The decrease in income from operations was primarily attributable to the unfavorable financial impact from recent longer-term customer contract renewals as well as the delayed implementation of certain mitigating cost reduction programs, manufacturing inefficiencies associated with equipment moves and new business awards, lower volumes and the impact of unfavorable foreign currency translation.

Six Months

Net income for the first six months of 2015 was $75.5 million, or $1.22 per diluted share, as compared to net income for the first six months of 2014 of $75.5 million, or $1.18 per diluted share. Adjusted net income per diluted share for the first six months of 2015 was $1.24 versus $1.26 in the prior year period, after adjustments increasing net income per diluted share by $0.02 for the first six months of 2015 and adjustments increasing net income per diluted share by $0.08 for the first six months of 2014.

Net sales for the first six months of 2015 decreased $42.4 million, or 2.4 percent, to $1.73 billion as compared to $1.77 billion for the first six months of 2014. This decrease was primarily the result of the unfavorable impact of foreign currency translation, the pass through of lower raw material costs in the closures and plastic container businesses, lower volumes in the plastic container business, the unfavorable financial impact from recent longer-term customer contract renewals and the cessation of operations in Venezuela at the end of 2014. These decreases were partially offset by the impact of higher volumes in the metal container and closures businesses and the pass through of higher raw material and other manufacturing costs in the metal container business.

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SILGAN HOLDINGS

July 22, 2015

Income from operations for the first six months of 2015 was $145.4 million, a decrease of $8.7 million, or 5.6 percent, from the same period in 2014. This decrease was primarily a result of higher manufacturing costs in the metal container business, the unfavorable impact from recent longer-term customer contract renewals and manufacturing inefficiencies in the plastic container business, the impact of unfavorable foreign currency translation, lower volumes in the plastic container business, a less favorable mix of products sold in the metal container business and the impact from a reduction in inventory as compared to an inventory build in the prior year period in the closures business. These decreases were partially offset by an increase in volumes in the metal container and closures businesses, operational losses in Venezuela in the first half of 2014 of $3.4 million, foreign currency transactional losses incurred in the prior year period and the favorable impact from the lagged pass through of lower resin costs in the closures and plastic container businesses.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2015 was $33.2 million, a decrease of $4.4 million as compared to the first six months of 2014. This decrease was primarily due to lower weighted average interest rates, lower average outstanding borrowings and the impact from favorable foreign currency translation. Loss on early extinguishment of debt of $1.5 million in the first six months of 2014 was a result of the refinancing of the senior secured credit facility in January 2014.

The effective tax rate for the first six months of 2015 was 32.6 percent as compared to 34.4 percent for the first six months of 2014. The effective tax rate in 2015 benefitted from higher income in lower tax jurisdictions.

Outlook for 2015

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2015 in a range of $3.10 to $3.30. This estimate compares to adjusted net income per diluted share for the full year of 2014 of $3.17.

The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2015, which excludes rationalization charges, in the range of $1.35 to $1.45. Given the uncertainties around the timing of the fruit and vegetable pack, the results of the back half of the year could shift

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SILGAN HOLDINGS

July 22, 2015

between the third and fourth quarters. This estimate compares to adjusted net income per diluted share of $1.33 in the third quarter of 2014.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2015 at 11:00 a.m. eastern time on July 22, 2015. The toll free number for those in the U.S. and Canada is (888) 523-1244, and the number for international callers is (719) 325-2408. For those unable to listen to the live call, a taped rebroadcast will be available through August 5, 2015. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code is 9011691.

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Silgan is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.9 billion in 2014. Silgan operates 88 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2014 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

For the quarter and six months ended June 30,

(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2015	2014	2015	2014
Net sales	$914.2	$917.3	$1,730.8	$1,773.2
Cost of goods sold	780.5	773.6	1,474.9	1,501.5

Gross profit	133.7	143.7	255.9	271.7
Selling, general and administrative expenses	54.4	56.7	108.9	115.1
Rationalization charges	1.0	0.9	1.6	2.5

Income from operations	78.3	86.1	145.4	154.1
Interest and other debt expense before loss on early extinguishment of debt	16.8	19.0	33.2	37.6
Loss on early extinguishment of debt	—	—	—	1.5

Interest and other debt expense	16.8	19.0	33.2	39.1

Income before income taxes	61.5	67.1	112.2	115.0
Provision for income taxes	19.3	23.1	36.7	39.5

Net income	$42.2	$44.0	$75.5	$75.5

Earnings per share:
Basic net income per share	$0.70	$0.69	$1.23	$1.19
Diluted net income per share	$0.70	$0.69	$1.22	$1.18

Cash dividends per common share	$0.16	$0.15	$0.32	$0.30

Weighted average shares (000’s):
Basic	60,473	63,525	61,631	63,511
Diluted	60,728	63,874	61,899	63,899

SILGAN HOLDINGS INC.

CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

For the quarter and six months ended June 30,

(Dollars in millions)

	Second Quarter		Six Months
	2015	2014	2015	2014
Net sales:
Metal containers	$553.7	$518.7	$1,012.6	$987.1
Closures	207.1	232.2	405.2	446.0
Plastic containers	153.4	166.4	313.0	340.1

Consolidated	$914.2	$917.3	$1,730.8	$1,773.2

Income from operations:
Metal containers	$48.3	$50.9	$89.0	$91.4
Closures (a)	24.6	25.2	46.2	43.0
Plastic containers (b)	9.4	13.0	18.6	25.8
Corporate	(4.0)	(3.0)	(8.4)	(6.1)

Consolidated	$78.3	$86.1	$145.4	$154.1

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in millions)

	June 30, 2015	June 30, 2014	Dec. 31, 2014
Assets:
Cash and cash equivalents	$126.7	$133.9	$222.6
Trade accounts receivable, net	443.9	447.7	310.7
Inventories	753.3	748.2	548.8
Other current assets	58.3	61.4	75.7
Property, plant and equipment, net	1,082.7	1,103.0	1,063.6
Other assets, net	1,062.1	1,146.7	1,082.5

Total assets	$3,527.0	$3,640.9	$3,303.9

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$505.8	$439.4	$539.3
Current and long-term debt	1,984.1	2,017.5	1,599.0
Other liabilities	454.1	426.3	455.6
Stockholders’ equity	583.0	757.7	710.0

Total liabilities and stockholders’ equity	$3,527.0	$3,640.9	$3,303.9

(a)	Includes rationalization charges of $0.8 million and $0.9 million for the three months ended June 30, 2015 and 2014, respectively, and $1.1 million and $1.5 million for the six months ended June 30, 2015 and 2014, respectively. Includes losses from operations in Venezuela of $2.9 million for the three months ended June 30, 2014 and $3.4 million for the six months ended June 30, 2014.
(b)	Includes rationalization charges of $0.2 million for the three months ended June 30, 2015 and $0.5 million and $1.0 million for the six months ended June 30, 2015 and 2014, respectively.

SILGAN HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

For the six months ended June 30,

(Dollars in millions)

	2015	2014
Cash flows provided by (used in) operating activities:
Net income	$75.5	$75.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	73.0	76.5
Rationalization charges	1.6	2.5
Loss on early extinguishment of debt	—	1.5
Other changes that provided (used) cash:
Trade accounts receivable, net	(140.4)	(116.4)
Inventories	(212.8)	(234.6)
Trade accounts payable and other changes, net	66.4	32.2

Net cash used in operating activities	(136.7)	(162.8)

Cash flows provided by (used in) investing activities:
Purchase of business, net of cash acquired	(0.7)	—
Capital expenditures	(98.2)	(60.0)
Proceeds from asset sales	0.1	0.3

Net cash used in investing activities	(98.8)	(59.7)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(20.1)	(19.4)
Changes in outstanding checks – principally vendors	(82.8)	(86.5)
Shares repurchased under authorized repurchase program	(170.1)	(7.7)
Net borrowings and other financing activities	412.6	309.5

Net cash provided by financing activities	139.6	195.9

Cash and cash equivalents:
Net decrease	(95.9)	(26.6)
Balance at beginning of year	222.6	160.5

Balance at end of period	$126.7	$133.9

SILGAN HOLDINGS INC.

RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)

(UNAUDITED)

For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2015	2014	2015	2014
Net income per diluted share as reported	$0.70	$0.69	$1.22	$1.18

Adjustments:
Rationalization charges	0.01	0.01	0.02	0.02
Loss on early extinguishment of debt	—	—	—	0.02
Net loss from operations in Venezuela	—	0.03	—	0.04

Adjusted net income per diluted share	$0.71	$0.73	$1.24	$1.26

SILGAN HOLDINGS INC.

RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)

(UNAUDITED)

For the quarter and year ended,

Table B

	Third Quarter September 30,			Year Ended December 31,
	Estimated		Actual	Estimated		Actual
	Low 2015	High 2015	2014	Low 2015	High 2015	2014
Net income per diluted share as estimated for 2015 and as reported for 2014	$1.35	$1.45	$1.31	$3.05	$3.25	$2.86

Adjustments:
Rationalization charges	—	—	0.03	0.05	0.05	0.26
Costs attributable to announced acquisitions (2)	—	—	—	—	—	—
Loss on early extinguishment of debt	—	—	—	—	—	0.02
Net (income) loss from operations in Venezuela	—	—	(0.01)	—	—	0.03

Adjusted net income per diluted share as estimated for 2015 and presented for 2014	$1.35	$1.45	$1.33	$3.10	$3.30	$3.17

(1)	The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributable to announced acquisitions, the loss on early extinguishment of debt, and net results from operations in Venezuela, including the impact from the remeasurement of net assets in Venezuela, from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the ongoing cost structure of the Company. Due to the political environment in Venezuela and an increasingly restrictive monetary policy, the operations in Venezuela were unable to import raw materials on a regular basis, and as a result the Company has ceased operations in Venezuela. Therefore, management does not view the net results from operations in Venezuela to be meaningful or indicative. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.